AWARD AGREEMENT

FOR THE YEAR 2001 OFFERING

UNDER THE SCB DEFERRED COMPENSATION AWARD PLAN

You have been granted an Award under the SCB Deferred Compensation Award Plan (the “Plan”) pursuant to the year 2001 offering under the Plan, as specified below:

Participant (“you”):	Roger Hertog

Amount of Award:	$10,000,000

Date of Grant:	Oct. 2, 2001

In connection with your Award, you and Alliance Capital Management L.P. agree as set forth in this agreement (the “Agreement”).  The Plan provides a description of the terms and conditions governing your Award.  If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms completely supersede and replace the conflicting terms of this Agreement.  All capitalized terms have the meanings given them in the Plan, unless specifically stated otherwise in the Agreement.

1.             Award Denomination. Although your Award is initially denominated in cash, it will be converted into Holding Units, Money Market Shares or a combination thereof.  You may elect the percentage of your Award to be denominated in Holding Units and Money Market Shares by timely completing and submitting a year 2001 offering Investment Election Form.  Your election will be subject to the approval of the Committee.  If you fail to make a timely election your Award will be invested 100% into Money Market Shares, unless the Committee determines otherwise, in its sole discretion.

2.             Vesting of Award. Your Award shall vest with respect to one-third of the Holding Units and Money Market Shares representing the Award as of each of the first, second and third anniversary of the Date of Grant of your Award, provided that you remain in the employ of the Company as of each such anniversary, except that your Award will fully vest:

(a)           upon your death, Disability or attainment of age 65 prior to your Termination of Employment; or

(b)           as of the date that the employment of all Committee members (after having exhausted all replacements) has either been (i) terminated involuntarily other than for Cause or (ii) terminated by such Committee members for Good Reason.

3.             Forfeitures.   To the extent that any portion of your Award is not vested as of, or in connection with, your Termination of Employment, the Holding Units and Money Market Shares comprising the unvested portion of your Award shall be forfeited.

4.             Distribution of Award. The Holding Units and Money Market Shares under your Award will be distributed to you in accordance with your year 2001 offering Distribution Election Form.  If you fail to submit a properly completed year 2001 offering Distribution Election Form on a timely basis, the Holding Units and Money Market Shares under your Award will be distributed in a lump sum on or about the third anniversary of the Date of Grant of your Award, unless the Committee determines otherwise, in its sole discretion.

5.             Beneficiary Designation. By completing a Beneficiary Designation Form provided to you by the Company under the Plan, you may select a beneficiary to receive your Award in the event of your death.  If you have previously completed a Beneficiary Designation Form under the Plan, your designation under that form will apply with respect to this Award.  If you do not submit a properly completed Beneficiary Designation Form under the Plan, your Award will be distributed to your estate in the event of your death.

6.             Tax Withholding.  As and when any federal, state or local tax or any other charge is required by law to be withheld with respect to the vesting of your Award, the payment of dividends or distributions on any Holding Units and Money Market Shares under the Award and the distribution of such Holding Units or Money Market Shares (a “Withholding Amount”), you agree promptly to pay the Withholding Amount to the Company in cash.  You agree that if you do not pay the Withholding Amount to the Company, the Company may withhold any unpaid portion of the Withholding Amount from any amount otherwise due to you.  Notwithstanding the foregoing, the Company may, in its sole discretion, establish and amend policies from time to time for the satisfaction of Withholding Amounts by the deduction of a portion of the Holding Units or Money Market Shares under your Award.

7.             Administration.  It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon you.  The Committee is under no obligation to treat you or your award consistently with the treatment provided for other participants in the Plan.

8.             Miscellaneous.

(a)           This Agreement does not confer upon you any right to continuation of employment by the Company, nor does this Agreement interfere in any way with the Company’s right to terminate your employment at any time.

(b)           This Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(c)           This Agreement will be governed by, and construed in accordance with, the laws of the state of New York (without regard to conflict of law provisions).

(d)           This Agreement and the Plan constitute the entire understanding between you and the Company regarding this award.  Any prior agreements, commitments or negotiations concerning your Award are superseded.  This Agreement may be amended only by another written agreement, signed by both parties.

BY SIGNING BELOW, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of Oct. 2, 2001.

Alliance Capital Management L.P.
By: Alliance Capital Management Corporation, General Partner

Participant

/s/ Roger Hertog
Signature